CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Wells Fargo Funds Trust

We consent to the use of our reports dated May 24, 2019, with respect to the financial statements of Wells Fargo Disciplined Small Cap Fund (formerly known as Wells Fargo Small Cap Opportunities Fund), Wells Fargo Intrinsic Small Cap Value Fund, Wells Fargo Small Cap Core Fund, Wells Fargo Special Small Cap Value Fund, and Wells Fargo Traditional Small Cap Growth Fund, and our report dated May 29, 2019, with respect to the financial statements of Wells Fargo Small Cap Value Fund, collectively six of the funds comprising Wells Fargo Funds Trust, as of March 31, 2019, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

July 24, 2019